Exhibit 99.1

JohnsonDiversey, Inc. and JohnsonDiversey Holdings, Inc.

Investor Conference Call Script

Three- and Six-Month Periods Ended July 1, 2005

August 12, 2005

10:00 AM CT

I.	INTRODUCTION (Lori Marin)

1.	Good morning. This is Lori Marin, Vice President and Corporate Treasurer of JohnsonDiversey. I’d like to thank everyone for joining our investor conference call. Today we will discuss our summary results for the quarter and six months ended July 1, 2005.

2.	I am joined on this call by Greg Lawton, our President and Chief Executive Officer; Joe Smorada, our Executive Vice President and Chief Financial Officer; and Clive Newman, our Vice President and Corporate Controller.

3.	On this call, we intend to provide:

(a)	An update on the general status of the business and the financial results for the second quarter and first six months of 2005;

(b)	An overview of the balance sheet at July 1, 2005; and

(c)	An update of the financial results for JohnsonDiversey Holdings.

4.	Some of the statements that will be made in this presentation are not historical facts and are forward looking. These forward-looking statements are subject to risks and uncertainties, some of which are beyond our control. Please refer to the “Risk Factors” and “Cautionary Statement Concerning Forward Looking Statements” sections in the JohnsonDiversey Registration Statement on Form S-4 that was declared effective by the SEC on November 27, 2002, and in the JohnsonDiversey Holdings Registration Statement on Form S-4 that was declared effective by the SEC on January 8, 2004, for certain risks and uncertainties we face.

5.	The discussion today includes references to EBITDA for various periods. EBITDA is a non-GAAP measure within the meaning of the SEC’s Regulation G. In accordance with Regulation G, our Form 10-Q reports include a reconciliation of EBITDA for the fiscal quarter ended July 1, 2005 to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to EBITDA. Our Form 10-Q reports for JohnsonDiversey and JohnsonDiversey Holdings were filed with the Securities and Exchange Commission on August 11, 2005. They are also posted on our website at JohnsonDiversey.com and can be accessed by clicking on the investor relations link and selecting the relevant company.

6.	JohnsonDiversey Holdings is a holding company whose sole asset is its shares of JohnsonDiversey. Other than differences in net income due to interest expense for the JohnsonDiversey Holdings Senior Discount Notes, provision for income taxes and dividends received, the consolidated financial results of the two companies are the same. Accordingly, we will address the results of both companies on this call.

7.	I would now like to introduce Greg Lawton, our President and Chief Executive officer, who will provide a general business update.

II.	BUSINESS UPDATE (Greg Lawton)

8.	Thanks Lori.

The Company continues to see the impact of raw material cost increases and structural changes in our European businesses. While our margins remain under pressure, our margin enhancement efforts are beginning to show results. Regionally, we’re seeing positive momentum in North America and in key growth geographies, and essentially flat results in Japan and in Western Europe.

9.	Joe will get deeper into the numbers in a few minutes, but to summarize:

As reported, net sales for the second quarter grew by 7.4 % over the prior year. Adjusted for the impact of foreign currency exchange rates, acquisitions and divestitures, our second quarter net sales growth was 3.8% over the prior year, compared with 0.5% adjusted growth in the first quarter. Sales increases in North America, Latin America, developing countries and in our Polymer business offset softness in Japan and Western Europe.

10.	Our margin declined year-over-year in the quarter, but increased 100 basis points over the first quarter. We’ve implemented new pricing across the business, and every indication is that pricing is sticking in most markets.

11.	Our raw material and freight costs have remained high, but the rate of increase has slowed. We expect these high costs levels to continue due to the high price of oil and natural gas, and the tightness of supply in key chemical categories. We will continue to address this structural change in our industry through reformulations, aggressive sourcing practices, and pricing.

12.	Our second quarter EBITDA declined by 7.7% versus the prior year, primarily caused by increases in raw material prices and other costs. We have, and will continue to take steps to reduce our costs, while still enhancing our top-line performance.

13.	We built momentum in North America across the entire business, with net sales growth in the second quarter of 6.3% over the prior year. This strong performance includes a fifth consecutive quarter of growth in our health and hospitality business, and the continued success of our RTD chemical dispensing system. The customer inventory reduction reported in the first quarter proved to be temporary as our business among building service contractors, government, education and retail customers all showed significant improvements.

14.	Other areas of significant growth were our Latin American and Asia-Pacific regions, combining for 6.3% growth during the quarter. These regions continue to build on solid base in the food and beverage, hospitality and retail sectors.

15.	Our Polymer business delivered 12.7% percent net sales growth in the quarter on the strength of its pricing actions. However, its gross profit in the quarter declined by 5.7% as compared to the prior year, as a result of the costs of its key raw materials.

16.	In our largest region, Europe, Middle East and Africa, we continue to see pressure in the established markets of Western Europe, partially offset by double-digit growth in Eastern Europe and in Africa and the Middle East. The large economies of Western Europe remain stagnant, if not declining, and the customer and distributor channel consolidation continues to result in destocking of inventory.

17.	Our Japanese business experienced a 2.6% decline in net sales in the second quarter versus the prior year. Softness in the Japanese economy is making it difficult to pass on raw material cost increases. We remain in a strong leadership position in Japan and are implementing new plans to adjust to these unique market conditions.

Now, I’d like to turn to an innovation update

Innovation Update (Greg Lawton)

18.	Clean restrooms are critical to most of our customers, improving their customer relations, ensuring the safety of employees and guests, and improving their public image and brand. So we worked with our customers to design a new complete solution for restroom care that simplifies and dramatically improves restroom hygiene. Called “Care4 Washroom,” the program integrates hard-surface, floor and skin care and odor control into one customer offering. It includes leading-edge accelerated hydrogen peroxide technology as well as simplified training and procedure materials to reduce the number of cleaning steps from an industry-average of 20 to five. Care4 Washroom can significantly reduce cleaning time and water use by applying microfiber technology.

19.	In the Food and Beverage sector, our new rapid rinse Open Plant Cleaning technology, Enduro Power, is now assuming an important role in winning Processed Food business worldwide. Enduro Power combines unique chemical and dispensing technologies to provide more cost effective and efficient cleaning in food plants. The introduction of this global platform is complete, and we are in the process of adding products and line extensions. An example is “Enduro Armor,” a cleaning product specifically approved for use on food contact surfaces, which is enjoying rapid sales growth.

20.	In our Lodging sector, we’ve introduced a new air care product for use in central ventilation systems to continuously attack odors, primarily from smoking and food. This technology has broad applicability beyond lodging to neutralize odors without using a fragrance, unless a fragrance is desired.

21.	We continue to see momentum building for our green cleaning products and systems. We recently announced support for actions taken by officials in New York State and New York City to implement green cleaning in public facilities. Our innovation commitment has given us the products, systems and expertise to support the New York governments as well as governments across the country that have initiated new programs to reduce the environmental impact of their facilities.

22.	I would now like to have Joe Smorada, our Executive Vice President and Chief Financial Officer, take you through the financial results for JohnsonDiversey and JohnsonDiversey Holdings.

III.	FINANCIAL RESULTS (Joe Smorada)

23.	Thank you, Greg. I would like to remind you that a reconciliation of EBITDA to net cash provided by operating activities can be found in our Form 10-Q reports for the quarter and six months ended July 1, 2005, which can be accessed from our website.

24.	On an as reported basis, net sales in the second quarter of 2005 were $870 million, an increase of $60 million, or 7.4%, as compared to the second quarter of 2004. Net sales for the first six months of 2005 were $1.7 billion, an increase of $91 million or 5.7% over the first six months of 2004. The increase in sales in the second quarter was primarily due to the strengthening of the euro and other foreign currencies against the U.S. dollar from the prior year, price increases taking hold, and strong sales growth in North America, Latin America and the Asia Pacific region. On a constant currency basis, and after adjusting for acquisitions and divestitures, net sales for the second quarter increased 3.8% compared to the second quarter of 2004. On the same basis, net sales for the first six months of 2005 increased by 2.2% versus the same period last year.

25.	Our gross profit margins declined as compared to the same period last year, but showed improvement versus the first quarter. In our professional business, we reported gross margins of 43.7%, an improvement of 120 basis points from the first quarter of this year, and 230 basis points from the fourth quarter of 2004. We see this improvement as evidence that our previously announced price increases are being accepted by the market, particularly in North America. Versus prior year, gross margins in the professional segment are still down for both the quarter and for the six month period, due primarily to increased raw material prices, transportation costs, and unfavorable product mix.

26.	In our Polymer business, we reported gross margins of 24.9%, an improvement of 250 basis points from the fourth quarter of 2004, but a decrease of 140 basis points from the first quarter of 2005. Polymer margins are also still significantly below 2004 levels. Although pricing actions have made a positive impact, they have not been able to fully offset increases in key raw material costs and a shift in sales mix to lower margin products.

27.	We are continuing to implement selective price increases in both our Professional and Polymer business to recover, to the fullest extent possible, cost increases. However, price increases require time to take hold and, consequently, tend to lag the impact of rising raw material costs. In addition to further pricing actions, we are now working to drive margin improvement through cost reductions initiatives.

28.	As a percentage of net sales, SG&A expenses in the second quarter of 2005 were 33.4% as compared to 34.0% in the second quarter of 2004. Excluding the impact of foreign currency, selling, general and administration expense increased by $6.5 million, with inflationary pressures partially offset by cost savings realized from our synergy, integration and cost containment programs.

29.	Positive momentum in our synergy and integration program continues. Incremental cost savings resulting from synergies achieved during the second quarter of 2005 are estimated at $11.3 million, which was in line with our plan for the quarter. Cash spending, excluding capital expenditures, related to restructuring and integration-related activities during the quarter was $10.8 million, compared to $20.8 million for the same period in the prior year.

30.	For the second quarter of 2005, EBITDA was $99 million, compared to $107 million in the second quarter of 2004. EBITDA for the first six months of 2005 was $171 million, compared to $192 million for the same period last year. The decrease in EBITDA in the second quarter was primarily due to the lower gross profits resulting from increased raw material costs in both our professional an polymer segments, partially offset by the impact of our cost savings initiatives and the net effect of the strengthening of the euro and certain other foreign currencies against the U.S. dollar, as compared to last year.

31.	The Company reported net income of $5.1 million in the second quarter of 2005, compared to net income of $18.8 million in the second quarter of 2004. For the first six months of 2005, the Company reported a net loss of $2.7 million, compared to net income of $22.9 million in the same period last year. The decrease in net income in the second quarter was primarily due to the previously discussed increase in raw material costs, and an increase in interest expense. During the second quarter, we repaid the euro portion of our Term B loan with the proceeds from additional borrowings in the US. As a result of this transaction, we recorded a $3.6 million charge to interest expense to write off unamortized debt issuance costs, and took a $9.4 million charge related to our EURIBOR-based interest rate swap agreements that were determined to be ineffective for accounting purposes.

32.	JohnsonDiversey Holdings reported a net loss of $1 million in the second quarter of 2005. As previously mentioned, the main differences between the net income of JohnsonDiversey Holdings and JohnsonDiversey are interest expense and related taxes on the Senior Discount Notes, as well as dividend income.

33.	Capital expenditures in the second quarter of 2005 were $22 million compared to $28 million in the second quarter of 2004.

34.	I will now turn the call back over to Lori Marin, Vice President and Corporate Treasurer, who will discuss the company’s cash and debt position.

IV.	LIQUIDITY AND CAPITAL RESOURCES (Lori Marin)

35.	Thank you, Joe.

Outstanding Debt

36.	During the second quarter of 2005, debt balances decreased by $10 million to $1.33 billion. This decrease reflects $23 million of favorable currency impact resulting from the strengthening of the US dollar against the euro and Japanese yen during the quarter, and $29 million of cash generated from increased utilization of our accounts receivable securitization facility. These factors were partially offset by an increase in short term debt used to fund operations. In addition, we repaid $7.8 million of term debt during the quarter, including the remaining balance of the Term C loan in Canada.

37.	JohnsonDiversey Holdings debt balance at the end of the second quarter of 2005 was $1.63 billion, which includes $300 million of Senior Discount Notes. Of this amount, $656 million was outstanding under our senior secured credit facility.

38.	Our ability to borrow under our credit facility is dependent on our continued compliance with the financial covenants, including the leverage ratios, described in our Form 10 – Q recently filed. Certain of these covenants “step down” as of September 30, 2005 and again on December 31, 2005.

39.	Our ability to comply with these more restrictive ratios will be dependent on our results of operations, and whether we can generate sufficient levels of EBITDA in future quarters to meet these more stringent requirements. We are of course, monitoring the situation, and exploring various alternatives in light of recent softness in our business.

Liquidity

40.	As of July 1, 2005, the Company had total credit availability of $285 million under our Senior Secured Credit Facility. Of the total credit available at the end of the quarter, we could borrow $105 million and still be in compliance with our financial covenants.

Wrap-up (Lori Marin)

41.	This concludes our presentation. I would like to remind you that our Investor Relations Web site can be accessed at JohnsonDiversey.com. We consider this web site to be a key communication tool with the investment community and we encourage you to periodically access the site.

42.	Documents related to the JohnsonDiversey senior subordinated notes and the JohnsonDiversey Holdings senior discount notes, as well as both companies’ financial results can also be found on the Investor Relations site.

43.	A recording of this conference call will be available for replay for the next two weeks by dialing into the numbers listed on the press release announcing this call.

44.	Please direct questions related to our financial results to Kathy Powers or to me. John Matthews will continue to be the contact for all non-financial matters. Our contact information can be found on our web site.

45.	Our next conference call to discuss the results for the third quarter of 2005 will be scheduled in mid November 2005.

46.	We will now move on to the question and answer session.

VII.	QUESTION AND ANSWER SESSION (All)

VIII.	CLOSING (Lori Marin)

47.	On behalf of everyone at JohnsonDiversey and JohnsonDiversey Holdings, I would like to thank you for attending this conference call and for your continued support of our Companies.